Exhibit 99.1

Ultralife Batteries, Inc. Receives $1 Million Order for Primary Military
Batteries

     NEWARK, N.Y.--(BUSINESS WIRE)--Aug. 30, 2004--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order valued at over $1 million for its BA-5390, BA-5372, BA-5367 and BA-5368 military batteries from a U.S. distributor. Deliveries have begun and are scheduled for completion in September.
     John Kavazanjian, Ultralife's president and chief executive officer, said, "As the leading producer of high-energy lithium-manganese dioxide batteries, we are delighted to see the continued growth in demand for these superior-performance products through one of our key military sales channels."
     The BA-5390 battery has 50 percent more energy and is an alternative to the BA-5590; the most widely used military battery in the U.S. Armed Forces, used in more than 50 applications such as the AN/PRC-119 MANPACK Single Channel Ground and Airborne Radio System (SINCGARS) and the Javelin Medium Anti-Tank Missile Control Launch Unit.
     The BA-5372 battery is used for memory backup primarily for the AN/PRC-119 radio.
     The BA-5367 battery is used in the AN/PVS-5 night vision goggles, AN/PVS-4 weapon night sight, and various other devices including aiming, messaging and tactical meteorological systems.
     The BA-5368 battery is used in the AN/PRC-90 and several other pilot survival radios.

     About Ultralife Batteries, Inc.

     Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

     This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

     Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

     Note to editors: Photos for the batteries mentioned in this release are available at: http://www.ultralifebatteries.com/milphoto.asp

     CONTACT: Ultralife Batteries, Inc.
              Peter Comerford, 315-332-7100
              pcomerford@ulbi.com
               OR
              Lippert/Heilshorn & Associates, Inc.
              Investor Relations Contact:
              Jody Burfening, 212-838-3777
              jburfening@lhai.com
               OR
              Media Contact:
              Chenoa Taitt, 212-201-6635
              ctaitt@lhai.com